Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Hayward Holdings, Inc. of our report dated February 16, 2021, except for the effects of the stock split discussed in Note 21 to the consolidated financial statements, as to which the date is March 3, 2021, relating to the financial statements of Hayward Holdings, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 3, 2021